Execution Version
LIMITED GUARANTEE
This Limited Guarantee, dated as of March 12, 2025 (this “Limited Guarantee”), by each Person listed under “Guarantors” on the signature pages hereto (the “Guarantors”), is in favor of Silicon Valley Bank, a division of First-Citizens Bank & Trust Company, as administrative agent (in such capacity, the “Administrative Agent”) for itself and the other lenders (the “Lenders”) from time to time party to that certain Credit Agreement, dated as of November 7, 2022, by and among Airsculpt Technologies, Inc. (the “Parent”), EBS Intermediate Parent LLC, EBS Enterprises LLC (the “Borrower”), Lenders, and the Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).
WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make Loans and other financial accommodations to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, each Guarantor acknowledges that the Borrower, the Administrative Agent and certain Lenders are entering into that certain Third Amendment to Credit Agreement, dated as of the date hereof (the “Third Amendment”);
WHEREAS, it is a condition precedent to the effectiveness of the Third Amendment that each Guarantor shall have executed and delivered this Limited Guarantee to the Administrative Agent for its benefit and the benefit of the Lenders;
WHEREAS, each Guarantor will derive substantial direct and indirect benefit from the Lenders’ entering into the Third Amendment; and
NOW, THEREFORE, in consideration of the foregoing premises and to induce the Administrative Agent and the Lenders to enter into the Third Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby agrees with the Administrative Agent, for its benefit and the benefit of the Lenders, as follows.
1.DEFINITIONS. For purposes of this Limited Guarantee, the following terms shall have the following meanings. Capitalized terms used herein but not defined herein shall have the meanings given thereto in the Credit Agreement.
“Available Capital Commitment” means, with respect to each Guarantor, on any date of determination, an amount equal to the sum of (a) the aggregate amount of all capital commitments (including, for the avoidance of doubt, any recallable or recyclable capital) of all of the partners and other investors in the Guarantor then available to be called; provided that such amount shall not include (i) commitments of limited partners or other investors of the Guarantor who are in default of their commitments, (ii) commitments of limited partners or other investors who have notified the Guarantor that they will not be funding their commitments or have terminated their commitments, or (iii) commitments that cannot be applied to funding under this Limited Guarantee pursuant to any contractual restrictions, including restrictions in the Guarantor’s fund documents, plus (b) all unrestricted cash and Cash Equivalents of the

Guarantor, which are available to invest, minus (c) the aggregate outstanding amount of the Guarantor’s Other Obligations, in each case, as of such date of determination.
“Callable Amount” means:
(1)upon the occurrence of a Triggering Event under clause (1) of the definition thereof, the sum of (a) $10,000,000 less the Capital Raise Amount as of June 15, 2025, and (b) the amount by which Liquidity is less than $10,000,000 as of June 15, 2025; provided that if the Capital Raise Amount is greater than $10,000,000 as of June 15, 2025 then the amount calculated pursuant to foregoing clause (a) shall be zero, and if Liquidity is greater than $10,000,000 the amount calculated pursuant to foregoing clause (b) shall be zero;
(2)upon the occurrence of a Triggering Event under clause (2) of the definition thereof, the amount that, if added to the Consolidated EBITDA as of the last day of the applicable Fiscal Quarter, would have resulted in the Loan Parties having been in compliance with Section 7.1(a) or Section 7.1(b) of the Credit Agreement;
(3)upon the occurrence of a Triggering Event under clause (3) of the definition thereof, the amount that, if added to the Liquidity of Holdings and its Subsidiaries as of the last day of the Fiscal Quarter or calendar month, as applicable, would have resulted in the Loan Parties having been in compliance with Section 7.1(c) of the Credit Agreement; and
(4)upon the occurrence of any other Triggering Event, the Guaranteed Obligations.
“Capital Raise Amount” means, during the period between the date hereof and June 15, 2025, the aggregate amount of cash proceeds actually received by the Administrative Agent (for its benefit and the benefit of the Lenders) (a) contributed by the Parent, directly or indirectly, to the Loan Parties resulting from one or more equity offerings of Parent, or (b) funded by non-Loan Parties as unsecured debt to the Loan Parties, provided that such unsecured debt is subject to a subordination agreement in form and substance acceptable to the Administrative Agent.
“Costs and Expenses” shall have the meaning set forth in Section 4(a).
“Enforcement Expenses” means the aggregate amount of applicable Costs and Expenses, and any interest thereon due under Section 4 hereof.
“Guaranteed Obligations” means all Obligations outstanding at any time from and after any Triggering Event.

“Guarantor Bankruptcy Event” means, with respect to each Guarantor, any of the events specified in Section 8.1(f) of the Credit Agreement as applied to such Guarantor as if such Guarantor were a “Loan Party” under the Credit Agreement.
“Material Adverse Effect” means any event, act, omission, condition or circumstance which, individually or in the aggregate, has a material adverse effect on (a) with respect to each Guarantor, the ability of each Guarantor to perform its obligations hereunder or (b) the validity or enforceability of this Limited Guarantee or the rights and remedies of the Administrative Agent vis-à-vis each Guarantor.
“Maximum Amount” means (a) $10,000,000 less (b) the aggregate principal amount of Term Loan prepayments (other than regularly scheduled amortization payments) in excess of $10,000,000 actually received by the Administrative Agent from and after the date hereof; provided that the funds used to make such prepayments are not derived from any source or on account of any sale or other transaction or event that is prohibited under the Credit Agreement).
“Other Obligations” means, with respect to any Guarantor, without duplication, the collective reference to all obligations and liabilities of the Guarantor, excluding the obligations of the Guarantor under this Limited Guarantee.
“Pro Rata Percentage” means, with respect to each Guarantor, the percentage set forth next to such Guarantor’s name on Schedule A hereto.
“Triggering Event” means the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise:
(1)June 15, 2025;
(2)an Event of Default under Section 8.1(c) of the Credit Agreement on account of the Borrower’s failure to comply with Section 7.1(a) or Section 7.1(b) of the Credit Agreement;
(3)an Event of Default under Section 8.1(c) of the Credit Agreement as a result of any Loan Party’s failure to comply with Section 7.1(c) of the Credit Agreement;
(4)the third Business Day following an Event of Default under Section 6.1, Section 6.2(b), clause (i) or clause (ii) of Section 6.5(a), Section 6.8(a), or Section 6.10 of the Credit Agreement, unless within such three (3) Business Day period Holdings and/or its Subsidiaries shall have performed such actions that, if they had been timely performed, would have prevented such Event of Default from occurring;
(5)an Event of Default under Section 8.1(a) or Section 8.1(f) of the Credit Agreement;

(6)the acceleration of the Obligations pursuant to Section 8.2 of the Credit Agreement; and
(7)any Guarantor Event of Default.
2.GUARANTEE.
(a)Each Guarantor hereby unconditionally and irrevocably guaranties the Administrative Agent, for its benefit and the benefit of the Lenders and their respective successors, endorsees, transferees and assigns, the complete payment by the Borrower and the other Loan Parties of the Guaranteed Obligations in the manner and at the time specified in this Section 2(a). Upon the occurrence of a Triggering Event, each Guarantor shall, within twenty (20) Business Days after demand by the Administrative Agent, pay its Pro Rata Percentage of the Callable Amount to the Administrative Agent. The Administrative Agent may make demand for payment (up to such Callable Amount) under this Limited Guarantee at any time, and from time to time (and in multiple demands), from and after the occurrence of any Triggering Event, whether or not the Guaranteed Obligations are otherwise due and payable by Borrower at such time, and without any other condition, event or occurrence having to exist as a condition to Administrative Agent making such demand.
(b)No payment received or collected by the Administrative Agent or any Lender from the Borrower or any Loan Party, including by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time, in reduction of or in payment of the Obligations, shall be deemed to modify, reduce, release or otherwise affect the liability hereunder of the Guarantor, which shall, notwithstanding any such payment, remain liable for the Guaranteed Obligations until the Guarantee Termination Date. Each Guarantor acknowledges and agrees that any and all repayments and prepayments of, or proceeds applied to, any of the Obligations (other than payments made by each Guarantor to Administrative Agent pursuant to this Limited Guarantee) shall be deemed applied first to Obligations not constituting Guaranteed Obligations before being applied to Obligations constituting Guaranteed Obligations.
(c)Payments by each Guarantor hereunder shall be paid to the Administrative Agent in immediately available funds by wire transfer to the account of the Administrative Agent specified in the Credit Agreement as the account to which the Borrower will make required payments of principal and interest (or to such other account or by such other means or to such other address as the Administrative Agent shall have notified such Guarantor in writing) in the currency in which such Obligation is payable under the Credit Agreement. The Guarantor shall pay the Administrative Agent in the manner set forth in the preceding sentence within twenty (20) Business Days after demand by Administrative Agent in accordance with Section 2(a).
(d)Notwithstanding anything to the contrary contained herein, the liability hereunder of each Guarantor in respect of the Guaranteed Obligations shall not exceed each Guarantor’s Pro Rata Percentage of the Maximum Amount (in addition to any amounts for which each Guarantor may become liable pursuant to Section 4).
3.PARENT SECURITIES. In the event any Guarantor is required under this Limited Guarantee to make any payment in respect of its Pro Rata Percentage of the Guaranteed Obligation, except in the event that such payment is required as a result of the occurrence of an Event of Default under Section 8.1(f) of the Credit Agreement, (a) such Guarantor shall be deemed to have purchased, shares of the Parent (the “Parent Securities”) having an aggregate value equal to the amount of such payment (together with any expenses incurred by such Guarantor in connection with this Limited Guarantee), with each Parent Security having a value for such purpose equal to the then-current market value of the Parent Securities. Parent hereby agrees (on behalf of itself and each of its Subsidiaries, including the Borrower) to issue a subordinated note to any Guarantor to the extent such Guarantor does not opt to receive Parent Securities.
4.ENFORCEMENT EXPENSES; INTEREST.
(a)Each Guarantor agrees to pay or reimburse the Administrative Agent for such Guarantor’s Pro Rata Percentage of all the Administrative Agent’s reasonable and documented out of pocket costs and expenses incurred in collecting any amounts hereunder or otherwise enforcing, preserving or analyzing any rights under this Limited Guarantee, including the fees and disbursements of one (1) primary firm of outside counsel (and any special or local counsel as may be reasonably required) to the Administrative Agent incurred for advice, suit, appeal, or in connection with any actual or potential insolvency or other proceedings under the Bankruptcy Code or otherwise (collectively, the “Costs and Expenses”).
(b)All obligations hereunder, including all Costs and Expenses, that are not paid on the due date thereof shall bear interest at a rate per annum equal to the default rate of interest payable under the Credit Agreement in respect of Revolving Loans that are ABR Loans for the period from and including the due date thereof through and including the date of indefeasible payment in full in cash of all such overdue amounts.
5.REPRESENTATIONS AND WARRANTIES. To induce the Administrative Agent and the Lenders to enter into the Third Amendment, each Guarantor hereby represents and warrants that:
(a)Each Guarantor is duly formed, registered, validly existing and in good standing under the laws of the jurisdiction of its registration.
(b)The execution, delivery and performance by each Guarantor of this Limited Guarantee (a) are within each Guarantor’s limited partnership powers and, at the time of execution thereof, have been duly authorized by all necessary parties, (b) do not (i) contravene each Guarantor’s constituent documents, (ii) violate any requirement of law or (iii) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material contractual obligation of each Guarantor other than those conflicts, contraventions, defaults, breaches, terminations, or accelerations that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) do not require any permit of, or filing with, any governmental authority or any consent of, or notice to, any Person, other than those that, if not obtained, would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)From and after its delivery to the Company, this Limited Guarantee has been duly executed and delivered to the other parties hereto by each Guarantor, is the legal, valid and binding obligation of each Guarantor and is enforceable against each Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
(d)Each Guarantor’s Available Capital Commitment equals or exceeds its Pro Rata Percentage of the Maximum Amount, as certified by such Guarantor’s chief financial officer.
(e)There are no pending (or, to the knowledge of each Guarantor, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any of the Guarantors with, by or before any governmental authority other than those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(f)No Guarantor is in default with respect to any of its contractual obligations, other than those defaults that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.COVENANTS. Each Guarantor covenants and agrees that, from and after the date of this Limited Guarantee until the Guarantee Termination Date:
(a)Each Guarantor shall maintain at all times an Available Capital Commitment in an amount that equals or exceeds its Pro Rata Percentage of the Maximum Amount less any amounts funded by the Guarantors under this Limited Guarantee that are actually received by the Administrative Agent (for its benefit and the benefit of the Lenders).
(b)Each Guarantor shall (a) preserve and maintain its legal existence and (b) preserve and maintain its rights (charter and statutory), privileges, franchises and permits necessary or desirable in the conduct of its business, except, in the case of clause (b), where the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)Each Guarantor shall comply with all requirements of law, contractual obligations and permits, except for such failures to comply that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)Each Guarantor will not voluntarily dissolve, liquidate, or wind up its affairs, or be a party to any transaction of merger or consolidation in which each such Guarantor merges or consolidates with or into another Person unless such applicable Guarantor is the surviving Person.
(e)Each Guarantor’s agreement of limited partnership shall not be amended in any way that (a) would have a Material Adverse Effect on each such Guarantor’s ability to perform its respective obligations hereunder or (b) is inconsistent with this Limited Guarantee, including the representations and warranties contained in Section 3.
7.SUCCESSORS AND ASSIGNS. The provisions of this Limited Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and its successors and assigns (for the benefit of itself and the Lenders); provided that each Guarantor may not assign, transfer, or delegate any of its rights or obligations under this Limited Guarantee without the prior written consent of the Administrative Agent, any such purported assignment, transfer or delegation without such consent being null and void.
8.NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Credit Agreement (and shall be deemed given as specified therein), as follows:

If to Guarantor:	c/o Vesey Street Capital Partners 428 Greenwich Street New York, NY 10013 Attention: Daniel Sollof; Bryan Sekino Email: dan@vscpllc.com; bryan@vscpllc.com

With copies (which shall not constitute notice) to	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Aditi Iyer, P.C.; Leonard Kim Email: aditi.iyer@kirkland.com; leonard.kim@kirkland.com

If to the Administrative Agent:	Silicon Valley Bank
53 State Street
Boston, MA 02109
Attention: Keith Cox Email: kcox@svb.com

With copies (which shall not constitute notice) to:	Latham & Watkins LLP 1271 6th Ave New York, NY 10020
Attention: Jesse Sheff; Helen Lui
Email: Haijing.Liu@lw.com; Jesse.Sheff@lw.com
9.CONTINUING GUARANTEE.
(a)This Limited Guarantee shall remain in full force and effect until the earliest to occur of (a) the date on which all the Obligations under the Credit Agreement, including the Guaranteed Obligations (but excluding contingent indemnity Obligations for which no demand has been made), have been satisfied by payment in full in cash, all Commitments under the Credit Agreement have been terminated and all Letters of Credit Issued under the Credit Agreement have expired, have been discharged, or have been cash collateralized in accordance with the terms of the Credit Agreement (the “Paid in Full Date”), (b) the date on which the Administrative Agent has received payment in cash from the Guarantors in respect of, and in aggregate amount equal to, the Maximum Amount, plus any Enforcement Expenses, and (c) the date on which the aggregate principal amount of Term Loan prepayments (other than regularly scheduled amortization payments) actually received by the Administrative Agent from and after the date hereof is at least $20,000,000; provided that the funds used to make such prepayments are not derived from any source or on account of any sale or other transaction or event that is prohibited under the Credit Agreement (the earliest to occur of clauses (a) through (c), the “Guarantee Termination Date”). Thereafter, but subject to the following, the Administrative Agent shall take such action and execute such documents as the Guarantor may reasonably request (and at the Guarantors’ or Borrower’s cost and expense) in order to evidence the termination of this Limited Guarantee.
(b)Notwithstanding the occurrence of the Guarantee Termination Date, each Guarantor further agrees that, to the extent that the Borrower, each Guarantor, or any other

Person makes a payment or payments to the Administrative Agent or any of the Lenders on the Obligations, or the Administrative Agent or the Lenders receive any proceeds of Collateral securing the Obligations or any other payments with respect to the Obligations, which payment or receipt of proceeds or any part thereof is subsequently avoided, rescinded, invalidated, declared to be fraudulent or preferential, set aside or required to be returned or repaid to the Borrower, its estate, trustee, receiver, debtor in possession or any other Person, including the Guarantor, (a) under any insolvency or bankruptcy law, state or federal law, common law or equitable cause, or (b) upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, any other Credit Party or the Guarantor or any substantial part of its property, or (c) for any similar reason, then to the extent of such payment, return or repayment, this Limited Guarantee shall either be reinstated or continue in full force and effect in accordance with its terms, all as though such payment or payments had not been made, notwithstanding any contrary action that may have been taken by the Administrative Agent or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s or the Lenders’ rights under this Limited Guarantee and shall be deemed to have been conditioned upon such payment having become final and irrevocable.
10.NO SUBROGATION. Notwithstanding (a) any payment made by any Guarantor hereunder, (b) any set-off or application of funds of the Guarantor by the Administrative Agent or any Lender, or (c) any application by the Administrative Agent or any Lender of any other assets of the Guarantor subject to liens granted by the Guarantor as security for the Guaranteed Obligations, such Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Loan Party or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Guaranteed Obligations, nor shall the Guarantor seek or be entitled to any contribution or reimbursement from the Borrower or any other Loan Party in respect of payments made by the Guarantor hereunder, in each case until the Paid in Full Date. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time prior to the Paid in Full Date, such amount shall be held by the Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly endorsed by the Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The agreements in this Section 10 shall survive the Guarantee Termination Date.
11.NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, and notwithstanding the fact that any Guarantor may be a partnership, by its acceptance of the benefits of this Limited Guarantee, the Administrative Agent, on behalf of itself and its and their respective Affiliates, acknowledges and agrees that no Person other than the Guarantors have any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, against, and no personal liability shall attach to, be imposed on or otherwise be incurred by any Related Person, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Administrative Agent against any Related Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any law, or otherwise. For the purposes of this Limited Guarantee, “Related Person” means (a) any former, current and future equityholders, controlling persons, directors, officers, employees, agents, Affiliates, affiliated (or commonly advised) funds, members, managers, general or limited partners or assignees or successors of any Guarantor or (b) any former, current or future equityholders, controlling persons, directors, officers, employees, agents, Affiliates, affiliated (or commonly advised)

funds, members, managers, general or limited partners, or assignees or successors of any of the foregoing. The Administrative Agent, on behalf of itself and its and their respective Affiliates, further agrees that no such Person has any right of recovery against any Guarantor or any Related Person, whether by piercing of the corporate veil, by a claim on behalf of the Borrower or against Guarantor or any Related Person, or otherwise, except for the rights against the Guarantors under this Limited Guarantee, subject to each Guarantor’s Pro Rata Percentage of the Maximum Amount and the other limitations described herein, and the rights against the Borrower expressly provided for under the Credit Agreement, subject to the limitations described therein. Recourse against any Guarantor under this Limited Guarantee shall be the sole and exclusive remedy of the Administrative Agent and its and their respective Affiliates against the Guarantors and any Related Person in respect of any liabilities or obligations arising under, or in connection with, the Credit Agreement or the transactions contemplated thereby. The Administrative Agent, on behalf of itself and its and their respective Affiliates, hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to, directly or indirectly, institute, any proceeding or assert in writing any claim arising under, or in connection with, the Credit Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to made in connection therewith, against any Guarantor or any Related Person except for claims against the Guarantors under this Limited Guarantee, subject to each Guarantor’s Pro Rata Percentage of the Maximum Amount and the other terms and limitations herein and therein. Nothing set forth in this Limited Guarantee shall affect or be construed to affect or be construed to confer or give any Person other than the Administrative Agent (including any other Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantors as set forth herein.
12.EVENTS OF DEFAULT. Each of the following shall, with respect to each Guarantor, constitute a “Guarantor Event of Default”:
(a)This Limited Guarantee or any provision hereof shall cease to be in full force and effect with respect to each Guarantor, or each Guarantor or any Person acting by or on behalf of each Guarantor shall take any action for the purpose of terminating, invalidating or rescinding this Limited Guarantee or deny or disaffirm each Guarantor’s obligations under this Limited Guarantee.
(b)A Guarantor shall default in the payment when due of any amounts payable by such Guarantor pursuant to this Limited Guarantee.
(c)Any representation, warranty or statement made or deemed to be made by each Guarantor herein, or in any statement or certificate delivered or required to be delivered pursuant hereto, shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.
(d)A Guarantor shall default in the due performance or observance of any term, covenant or agreement (other than as described in paragraphs (a), (b) and (c) of this Section 12):
(i)contained in Section 4(a) or Section 4(b), or
(ii)contained in any Section of this Limited Guarantee (other than Section 4(a) or Section 4(b)), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (A) receipt by such Guarantor of notice from the Administrative Agent of such default or (B) actual knowledge of such Guarantor of such default; or

(e)A Guarantor Bankruptcy Event with respect to each Guarantor shall occur, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of each Guarantor’s assets.
13.Parent and each Guarantor acknowledges that a Guarantor Event of Default prior to the Guarantee Termination Date shall constitute an immediate Event of Default under the Credit Agreements and the other Loan Documents.
14.ENTIRE AGREEMENT. This Limited Guarantee, together with the Credit Agreement, contain the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, understandings, proposals, undertakings or agreements, either oral or written.
15.GOVERNING LAW; ARBITRATION; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; REMEDIES. The following provisions of the Credit Agreement are incorporated herein by reference and made a part of this Limited Guarantee, mutatis mutandis: Section 10.13 (Governing Law) and Section 10.14 (Submission to Jurisdiction; Waivers).
16.AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee (including any amendment to capitalized terms or provisions incorporated herein by reference to the Credit Agreement) will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Guarantor and the Administrative Agent or, in the case of a waiver, by the party against whom the waiver is to be effective.
17.NO THIRD PARTY BENEFICIARIES. Except for the rights of Related Persons provided under Section 11, this Limited Guarantee is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties and such successors and assigns, any legal or equitable rights hereunder.
18.CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the Administrative Agent solely in connection with the transactions contemplated by the Credit Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each Guarantor; provided that no such written consent shall be required for disclosures to employees, agents, legal, financial, accounting or other advisors or representatives, so long as such Persons agree to keep such information confidential; provided, further, that the Administrative Agent may disclose such information to the extent required by law or pursuant to any action, suit or proceeding relating to the Credit Agreement or the transactions contemplated hereby and thereby.
19.INTERPRETATION. The parties have participated jointly in the negotiations and drafting of this Limited Guarantee and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Limited Guarantee.
20.COUNTERPARTS. This Limited Guarantee may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Limited Guarantee and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.
21.SEVERAL LIABILITY OF THE GUARANTORS. Notwithstanding anything to the contrary contained in this Limited Guarantee, the liability of each Guarantor hereunder shall be several, not joint and several, based upon its respective Pro Rata Percentage of the Guaranteed Obligation and subject to its respective Maximum Amount.
22.GUARANTOR WAIVERS; ETC. Section 2.5 of the Guarantee and Collateral Agreement is incorporated herein by reference and made a part of this Limited Guarantee, mutatis mutandis.
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IN WITNESS WHEREOF, each Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.
GUARANTORS:
VESEY STREET CAPITAL PARTNERS HEALTHCARE FUND, L.P.
By: Vesey Street Capital Partners Healthcare GP, L.P., its general partner

By: Vesey Street Capital Partners Healthcare UGP, LLC, its general partner
By:     /s/ Adam Feinstein
Name: Adam Feinstein
Title: Managing Partner

VESEY STREET CAPITAL PARTNERS HEALTHCARE FUND-A, L.P.
By: Vesey Street Capital Partners Healthcare GP, L.P., its general partner

By: Vesey Street Capital Partners Healthcare UGP, LLC, its general partner
By:    /s/ Adam Feinstein
Name: Adam Feinstein
Title: Managing Partner

Signature Page to Limited Guarantee

Accepted and Agreed to:

ADMINISTRATIVE AGENT:

SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY

By: /s/ Jason Hedrick
Name: Jason Hedrick
Title: Managing Director

Signature Page to Limited Guarantee

Accepted and Agreed to:
PARENT:

AIRSCULPT TECHNOLOGIES, INC.

By: /s/ Dennis Dean
Name: Dennis Dean
Title: Chief Financial Officer

Signature Page to Limited Guarantee

Schedule A

Guarantor	Pro Rata Percentage
VESEY STREET CAPITAL PARTNERS HEALTHCARE FUND, L.P.	36.273373%
VESEY STREET CAPITAL PARTNERS HEALTHCARE FUND-A, L.P.	63.726627%
TOTAL:	100.000000%